PRESS RELEASE
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040

ALLEGIANCE BANCSHARES, INC.
COMPLETES ACQUISITION OF POST OAK BANCSHARES, INC. AND
ANNOUNCES STOCK REPURCHASE PROGRAM

HOUSTON, Texas, October 1, 2018 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, today announced the completion of the acquisition of Post Oak Bancshares, Inc. (“Post Oak”), and its wholly-owned subsidiary, Post Oak Bank, N.A., effective October 1, 2018.

Post Oak conducted its banking operations through its wholly owned subsidiary, Post Oak Bank, N.A., with thirteen (13) full-service banking locations located throughout the greater Houston MSA and Beaumont. As of June 30, 2018, Post Oak, on a consolidated basis, reported total assets of $1.43 billion, total loans of $1.17 billion and total deposits of $1.23 billion.

“We are excited to welcome the bankers, customers and shareholders of Post Oak to the Allegiance family where they will find a similar organization that prides itself on its culture and commitment to providing extraordinary customer service,” said George Martinez, Chairman and Chief Executive Officer of Allegiance. “Together, we are stronger and even more committed to being Houston’s premier community bank, focused on investing in the communities where we live and work for many years to come,” concluded Martinez.

Under the terms of the definitive agreement, the shareholders of Post Oak became entitled to receive 0.7017 shares of Allegiance common stock for each share of Post Oak common stock they held, plus cash in lieu of any resulting fractional shares. All outstanding Post Oak options were assumed by Allegiance and converted using the 0.7017 exchange ratio. Based on the $41.70 per share closing price of Allegiance common stock on September 28, 2018, the total transaction value was approximately $359.0 million.

Roland L. Williams will serve as Executive Vice Chairman of Allegiance Bank and will join Allegiance’s Board of Directors along with Robert E. McKee III and Louis A. Waters, Jr. from Post Oak’s Board of Directors.

Based on financial information as of June 30, 2018, on a pro forma basis, the combined company will have total assets of over $4 billion, creating the largest, locally-headquartered community bank in Houston, Texas. The combined organization is expected to have over 25 branches and one loan production office. Allegiance and Post Oak offices and services are expected to be integrated during the first quarter of 2019.

Stock Repurchase Program

Additionally, Allegiance announced that its Board of Directors authorized a stock repurchase program on September 28, 2018, under which Allegiance may repurchase up to one million shares of its outstanding common stock at the discretion of management through October 31, 2019. Repurchases under this program may be made from time to time through open market purchases, privately negotiated transactions or such other manners as will comply with applicable laws and regulations.

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The repurchase program does not obligate Allegiance to purchase any particular number of shares and there is no guarantee as to the exact number of shares that will be repurchased by Allegiance. Allegiance may suspend, modify or terminate the program at any time and for any reason, without prior notice.

About Allegiance Bancshares, Inc.
As of June 30, 2018, Allegiance is a $2.97 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium sized businesses and individual customers. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. Allegiance Bank operates 16 full-service banking locations and one loan production office in the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors may include, but are not limited to, the ability of Allegiance and Post Oak to meet expectations regarding the accounting and tax treatments of the merger transaction; the possibility that any of the anticipated benefits of the merger transaction will not be realized or will not be realized as expected; the possibility that the merger transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events and the impact of all other factors generally understood to affect the assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations of financial services companies and the other factors described under the caption “Risk Factors” in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings. Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT: Allegiance Bancshares, Inc.
ir@allegiancebank.com